 EXHIBIT 10.3

*Certain information where indicated below in brackets has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed*

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 8th day of April, 2021 (the “Effective Date”), by and between Celcuity Inc., a corporation organized and existing under the laws of Delaware with offices at 16305 36th Avenue North, Suite 100 Minneapolis, MN 55446 (“Licensee”) and Pfizer Inc, a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Licensee and Pfizer may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pfizer Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Pfizer wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms and phrases, whether used in the singular or plural, including any grammatical conjugates thereof, have the respective meanings set forth below:

1.1.

“Affiliate” means, with respect to a Party, any Person that, on the Effective Date or during the Term, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of [***] or more of the voting securities or other ownership interest of such entity.

1.2.	“Agreement” is defined in the introduction to this Agreement.
1.3.	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.
1.4.	“Bankruptcy Code” is defined in Section 13.3.
1.5.	“Bankruptcy Event” is defined in Section 13.3.

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1.6.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.
1.7.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.8.	“Calendar Year” means each calendar year.
1.9.	“Cap” is defined in Section 12.2.
1.10.	“CDA” is defined in Section 17.11.1.
1.11.

“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (i) pursuant to which more than [***] of the outstanding voting securities of such Party (or, if applicable, the ultimate parent of such Party) would be converted into cash or securities of any other Person or (ii) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of [***] of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer of all or substantially all of the assets of such Party and its subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; (d) any sale, lease, exchange, contribution or other transfer of (other than granting of a license or sublicense) all or substantially all of the assets to which this Agreement relates, except the sale or disposition of such assets to an Affiliate of such Party; or (e) the approval of any plan or proposal for the liquidation or dissolution of such Party that does not otherwise fall under any of foregoing clauses (a) through (d).

1.12.	“Claims” is defined in Section 11.1.
1.13.	“Clinical Trial” means any of a Phase I Clinical Trial, a Phase II Clinical Trial or a Phase III Clinical Trial.
1.14.	“CMO” means a contract manufacturing organization.

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1.15.

“Combination Product” means a product that includes or incorporates the Compound or any Product in combination with one (1) or more Other Active Ingredients (as defined in the definition of Net Sales), whether the Compound or Product(s), on the one hand, and such Other Active Ingredients, on the other hand, are formulated or packaged together.

1.16.

“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.17.

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated by a similarly situated company in the research-based pharmaceutical industry to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such products entry into the market, the regulatory environment and the status of such product, reimbursement and pricing environment, and other relevant scientific, technical and commercial factors.

1.18.	“Compliance Laws” is defined in Section 10.4.
1.19.

“Compound” means each of the compounds set forth on Schedule 1.19 hereto, in each case, in all dosage forms, formulations, presentations, line extensions and package configurations and any and all [***].

1.20.	“Confidential Information” is defined in Section 9.1.
1.21.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license (other than any license granted pursuant to this Agreement) or otherwise) of a Party or any of its Affiliates to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party, in each case without breaching the terms of any agreement with a Third Party.

1.22.	“CRO” means a contract research organization.
1.23.	“Develop” or “Development” means to conduct any and all research or development activities necessary to obtain Regulatory Approval.
1.24.

“Developed IP” means any Intellectual Property Rights that are: (a) related to Compound or Product, (b) conceived or reduced to practice by Licensee, its Affiliates or sublicensees alone or together with one or more Third Parties during the Term and (c) actually used by Licensee, its Affiliates or sublicensees in the Development, Manufacture or Commercialization of the Compound or Product.

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1.25.	“Development Plan” is defined in Section 4.7.
1.26.	“[***] Milestone” is defined in Section 5.3.
1.27.	“[***] Milestone Payment Plan” is defined in Section 5.3.
1.28.	“Disputes” is defined in Section 16.1.
1.29.	“Effective Date” is defined in the introduction to this Agreement.
1.30.	“Election Notice” is defined in Section 7.2.3.
1.31.	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.
1.32.	“Fees” is defined in Section 12.2.
1.33.	“Field” means the treatment, prevention, diagnosis, control, cure, mitigation or maintenance of all diseases or disorders in humans.
1.34.

“First Commercial Sale” means the first sale of the Product by Licensee or Licensee’s Affiliate or sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country.

1.35.	“Force Majeure Event” is defined in Section 17.4.
1.36.

“GAAP” means United States generally accepted accounting principles or an alternative international generally accepted standard of accounting principles used by Licensee, including International Reporting Financial Standards, in each case consistently applied.

1.37.

“Generic Competition” means, with respect to a particular country in the Territory, when the Generic Products have, in the aggregate during a particular Calendar Quarter, achieved more than [***] of the market share in such country by unit volume of combined unit sales of the relevant Product and all Generic Products.

1.38.

“Generic Product” means, with respect to a particular country in the Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party not authorized by Licensee, (b) receives Regulatory Approval (with or without pricing or reimbursement approval) in such country in full or partial reliance on the Regulatory Approval (but not necessarily pricing or reimbursement approval) of a Product, and (c) is determined by a Regulatory Authority to be therapeutically equivalent to and substitutable with the Product, it being acknowledged that the foregoing standard is intended to be generally consistent with the standard set forth in the introduction to the “Orange Book,” as amended from time to time, or any analogous or comparable standard in any country outside of the United States. For avoidance of doubt, in the United States, a “Generic Product” as defined herein includes one approved under Section 505(j) of the FD&C Act, as supplemented or amended.

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1.39.

“Good Manufacturing Practice” or “GMP” means the regulatory requirements for current good manufacturing practices for pharmaceuticals promulgated by the FDA, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the Regulatory Authorities of the EU and other organizations and Governmental Authorities in countries in which any Product is intended to be manufactured or sold, to the extent such standards are not less stringent than United States GMP; provided that a Party shall not be held to any standards required by countries outside the United States and EU unless such standards have been specifically identified and approved for implementation by the mutual written agreement of the Parties.

1.40.	“Government Official” is defined in Section 10.4.
1.41.

“Governmental Authority” means any United States federal, state or local organization or authority, or any foreign government or any political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

1.42.

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of any Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.43.	“Indication” means a separate and distinct disease or medical condition.
1.44.

“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.45.

“Know-How” means any invention, technology, discovery, development, data, results, information, process, method, techniques, protocols, trade secrets, practices, specifications, formulations, formulae, materials, compositions of matter, non-clinical reports, clinical reports, regulatory submission documents and summaries, or other know-how, whether or not patentable.

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1.46.

“Knowledge” means the actual knowledge of the individuals listed on Schedule 1.46 but is not meant to require or imply that any particular inquiry or investigation has been undertaken, including, without limitation, obtaining any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel.

1.47.

“Licensed Know-How” means all Know-How Controlled by Pfizer as of the Effective Date and listed on Schedule 1.47 specific to the Compounds and Products.  Licensed Know-How excludes [***] Know-How Controlled by Pfizer that is not specific to the Compounds or Products as they exist as of the Effective Date.

1.48.	“Licensed Patent Rights” means all Patent Rights listed on Schedule 1.48.
1.49.	“Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.
1.50.	“Major Market Country” means any of France, Germany, Italy, Japan, Spain, the United Kingdom or the United States.
1.51.

“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.52.	“Milestone Payments” means, collectively, the [***] Milestone Payments and Sales Milestone Payments.
1.53.

“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FD&C Act, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.54.

“Net Sales” means, with respect to all Products distributed or sold in the Territory to Third Parties by Licensee, its Affiliates and sublicensees, the gross receipts from sales of such Products in the Territory, less in each case: (a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, returns, rebates, chargebacks or similar payments granted or given to wholesalers or other institutions, (b) adjustments arising from consumer discount programs or other similar programs, (c) customs or excise duties, value-added taxes, sales taxes, consumption taxes or other taxes (except income taxes) or duties relating to sales, or any payment in respect of sales provided such duties or taxes are recorded in gross sales, or (d) any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization. Net Sales shall be determined from the Licensee’s books and records maintained in accordance with GAAP consistently applied.

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Resales or sales of a Product made in good faith between or among Licensee, any of its Affiliates or any of its sublicensees shall not be included in the calculation of Net Sales, but the first sale thereafter to a Third Party (other than a sublicensee) shall be included the calculation of Net Sales.

Notwithstanding the foregoing, in the event a Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

i.

If the Compound contained in a Combination Product is sold separately as a Product (a “Compound Product”) in such country and the other therapeutically active ingredients contained in the Combination Product (“Other Active Ingredient(s)”) are also sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Compound Product sold separately in the same formulation and dosage, and B is the average gross selling price in such country of such Other Active Ingredient(s) during the applicable Calendar Year.

ii.

If the Compound Product contained in the Combination Product is sold independently of the Other Active Ingredient(s) contained in the Combination Product in such country, but the average gross selling price of such Other Active Ingredient(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Compound Product sold independently and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

iii.

If the Other Active Ingredient(s) contained in the Combination Product are sold independently in such country, but there is no applicable Compound Product in such country (i.e., the Compound contained in the Combination Product is not sold separately as a Product in such country) or the average gross selling price of the applicable Compound Product in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the average gross selling price in such country of such Other Active Ingredient(s) and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

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iv.

If there is no applicable Compound Product contained in the Combination Product and the Other Active Ingredient(s) contained in the Combination Product are not sold separately in such country, or the average gross selling price of neither such Compound Product nor such Other Active Ingredient(s) can be determined in such country, then Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties; provided, that if the Parties cannot reach mutual agreement prior to the end of an applicable accounting period, such matter shall be resolved in accordance with Section 16.1.

1.55.

“Partner” means any of Licensee’s sublicensees and assignees and its other strategic or commercial partners or transferees (but not distributors) of rights to the Compound, a Product or the Licensed Technology.

1.56.	“Party” and “Parties” is defined in the introduction to this Agreement.
1.57.

“Patent Rights” means any and all (a) issued patents,  (b) pending, inactive, or abandoned  patent applications, including all provisional applications, existing and future divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) of the foregoing patents or patent applications, any patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, revalidations, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

1.58.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.59.	“Pfizer Indemnitees” is defined in Section 11.1.
1.60.

“Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.61.

“Phase II Clinical Trial” means a clinical trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further clinical trials.

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1.62.

“Phase III Clinical Trial” means a pivotal clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.

1.63.	“Product” means any pharmaceutical product in any form or formulation suitable for administration to patients which contains the Compound as an active pharmaceutical ingredient.
1.64.	“Receiving Party” is defined in Section 9.1.
1.65.	“Recipients” is defined in Section 9.2.
1.66.

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction. Regulatory Approvals include approvals by Regulatory Authorities of INDs or NDAs.

1.67.	“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for a Product in the Territory.
1.68.

“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, or NDA, ) or any foreign equivalents thereof, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.69.	“Relevant Records” is defined in Section 6.1.
1.70.	“Residuals” is defined in Section 2.4.
1.71.	“Review Period” is defined in Section 14.3.
1.72.	“Royalties” is defined in Section 5.5.
1.73.

“Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon latest to occur of: (a) twelve (12) years following the date of First Commercial Sale of such Product in such country, (b) the expiration of all regulatory or data exclusivity in such country for such Product or (c) the date upon which the manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right.

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1.74.	“Sales Milestone” is defined in Section 5.4.
1.75.	“Sales Milestone Payment” is defined in Section 5.4.
1.76.	“SEC Filing” is defined in Section 9.3.2.
1.77.	“Shares” is defined in Section 5.1.
1.78.

“Sublicensing Income” means any and all consideration in any form paid to Licensee by a Partner who is a sublicensee for the grant of a Sublicense under the Licensed Technology, including but not limited to upfront fees, success fees, license issue fees, license maintenance fees, fees for transfer of intellectual property, royalties on sales of Product (solely in excess of the Royalties set forth in 5.5) provided that Sublicensing Income shall expressly not include (a) royalties that are equal to or less than those set forth in Section 5.5; (b) payments received by Licensee (as properly documented by Licensee and subject to audit) in connection with research, development or supply activities under joint ventures, partnerships or collaboration agreements where Licensee or an Affiliate is obligated to perform research, development or supply activities for any Product; (c) other payments made by a Partner as consideration for Licensee’s or an Affiliate’s performance of services (e.g., to a CRO or CMO) or provision of goods; (d) reimbursement of actual patent prosecution, maintenance, enforcement or defense expenses; (e) loans to Licensee unless and until such loaned amount becomes forgiven; (f) payments based on a profit share interest paid in consideration for Licensee’s or its Affiliate’s payment of development or commercialization expenses; and (g) amounts paid for purchase of securities of Licensee to the extent that such payment does not exceed the fair market value of such securities.

1.79.	“Tax Action” is defined in Section 5.12.1.
1.80.	“Term” is defined in Section 13.1.
1.81.	“Territory” means worldwide.
1.82.	“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.83.	“Third Party Infringement” is defined in Section 8.1.
1.84.	“Third Party License” is defined in Section 5.7.1
1.85.	“United States”, “US” or “U.S.” means the United States of America, including its districts, territories and possessions.
1.86.	“Upfront Payment” is defined in Section 5.1.

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1.87.

“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that: (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealable or has not been appealed within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (iii) has not lapsed; and (b) with respect to a pending patent application, (i) has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and (ii) with respect to any patent application for which Licensee has provided Pfizer an Election Notice pursuant to Section 7.2.4 and which Pfizer has elected to continue prosecuting, is not pending more than [***] after receipt by Pfizer of such Election Notice.

1.88.	“VAT” is defined in Section 5.12.1.
1.89.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to any gender, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes”, “including”, and “e.g.” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

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2.	LICENSE GRANT.

2.1.	License Grant.
	2.1.1.	Licensed Patent Rights. Subject to the terms and conditions of this Agreement, Pfizer on behalf of itself and its Affiliates hereby:
(a)

Grants to Licensee an exclusive (even as to Pfizer and its Affiliates), sublicensable (subject to Section 2.2), royalty-bearing right and license under the Licensed Patent Rights to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit the Compound and Products in the Field within the Territory.  For the avoidance of doubt, the license grant set forth in this Section 2.1.1(a) does not include a license under Patent Rights that [***] are not set forth on Schedule 1.19.

(b)

Grants to Licensee a [***] license to the targeted [***]Patent Rights and Know-How jointly Controlled by Pfizer and [***] solely to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit the Compound and Products in the Field within the Territory, such license is exercisable as of the date [***] and Licensee enter into an agreement whereby [***] grants to Licensee a license under [***] to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit the Compound and Products in the Field within the Territory [***]. For the avoidance of doubt, the license from Pfizer under the [***].

2.1.2.

Licensed Know How. Subject to the terms and conditions of this Agreement, Pfizer on behalf of itself and its Affiliates hereby grants to Licensee a non-exclusive sublicensable (subject to Section 2.2), royalty-bearing right and license to use the Licensed Know-How for the sole purpose of (a) the use, Development, Commercialization, Manufacture or exploitation of Compounds or Products by or on behalf of Licensee in the Field within the Territory and (b) to prosecute and maintain Patent Rights that claim or cover any of the Compounds, Products or Licensed Know-How. For the avoidance of doubt, the license grant set forth in this Section 2.1.2 does not include a license under Licensed Know How for [***] the Compounds that are not set forth on Schedule 1.19.

2.1.3.

Affiliates. To the extent any of the Licensed Technology is Controlled by an Affiliate of Pfizer, then promptly following the Effective Date, Pfizer shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1.

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2.2.	Sublicense Rights.

2.2.1.

Licensee may sublicense (directly through multiple tiers or to authorize sublicenses through multiple tiers) or divest the rights granted to it by Pfizer under this Agreement to any of its Affiliates without Pfizer’s approval or to any Third Party upon Pfizer’s prior written approval, such approval shall not be unreasonably withheld, conditioned, or delayed. Any and all sublicenses shall be subject to the following requirements:

2.2.2.

All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and shall: (a) preclude the assignment of such sublicense without the prior written approval of Pfizer such approval shall not be unreasonably withheld, conditioned, or delayed, (b) include Pfizer as a third party beneficiary under the sublicense with the right to enforce the terms of such sublicense, and (c) preclude the granting of further sublicenses in contravention with the terms and conditions of this Agreement. In no event shall any sublicense relieve Licensee of any of its obligations under this Agreement.

2.2.3.

Licensee shall furnish to Pfizer a true and complete copy of each sublicense agreement with a non-Affiliate sublicensee and each amendment thereto, within [***] after the sublicense or amendment has been executed.

	2.3.	Retained Rights. Licensee acknowledges and agrees that (a) Pfizer retains the right to make, have made, use and import the Compound and Product solely for all internal research purposes, [***].
2.4.

Residuals. Pfizer may use for any purpose the Residuals resulting from access to or work with the Compound or Products and Licensed Know-How. As used herein, “Residuals” means information in non-tangible form which may be retained in the unaided memories of the relevant Party’s employees or consultants who have had access to a Product and Licensed Know-How for reasons other than memorizing the same, including such information in the form of ideas, concepts, know-how or techniques.

2.5.

No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Pfizer or its Affiliates other than the rights in Licensed Technology expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology.

3.	TRANSFER ACTIVITIES. Schedule 3 sets forth the documentation and materials that Pfizer will transfer to Licensee as well as the related activities to be performed by the Parties.

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4.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.
4.1.

General. Licensee shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products in the Field.

	4.2.	Diligence.
		4.2.1.	Development. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for a Product in the United States [***].
4.2.2.

Commercialization. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize one Product in each Major Market Country in the Territory where Licensee or its designated Affiliates or sublicensees receive Regulatory Approval for such Product.

4.3.

Regulatory Filings. In connection with its efforts to Develop a Product, Licensee shall bear all responsibility and expense and have sole authority and control over, submitting Regulatory Filings and obtaining Regulatory Approval for such Product. Licensee will undertake such activities at its sole expense. Upon the effective date of transfer of the Regulatory Filings pursuant to Section 3, Licensee shall be responsible, at its sole discretion, for maintaining at its sole expense such Regulatory Filings transferred to Licensee pursuant to Schedule 3. As between the Parties, Licensee will own any and all applications for Regulatory Approvals and other Regulatory Filings related to any Compound or Product which are filed by or on behalf of Licensee. Licensee will have the sole right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions, with regard to the Compound and Products in the Territory.

4.4.	[***] Reporting. At least [***]. Licensee’s obligations to provide [***] reports under this Section 4.4 shall automatically expire on the date of the First Commercial Sale of a Product.
4.5.	U.S. Manufacturing. Licensee agrees that, to the extent required, it shall comply with the applicable requirements of 35 U.S.C. § 204 in connection with Manufacturing a Product.
4.6.

CROs and CMOs. Licensee may contract Third Party CROs or CMOs to handle certain clinical Development or Manufacture activities, in Licensee’s reasonable discretion, consistent with the then-current Development Plan. As between the Parties, all costs of CROs or CMOs will be borne solely by Licensee.  For clarity, Licensee shall not be required to obtain Pfizer’s consent of a sublicense to a CRO or CMO if with respect to the use of the Licensed Technology the applicable contract is (a) in the case of a CRO, limited to a license for such CRO to perform research with regard to a Product on behalf of Licensee or (b) in the case of a CMO, limited to a license for such CMO to Manufacture Product on behalf of Licensee.

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4.7.

Development Plan. All Development and Commercialization activities to be conducted in connection with any Compound or Product will be performed by Licensee consistent with the terms and conditions set forth in this Section 4.7   and the development plan as set forth in Schedule 4.7, as amended by Licensee pursuant to this Section 4.7 (the “Development Plan”). Each updated Development Plan shall include [***]. The foregoing obligations shall expire upon the date of the First Commercial Sale of a Product in each of the U.S. and one other country in the Major Market Countries.

	4.8.	~~[***]~~ .
4.9.

Supply to Research Institutions.  Licensee agrees to supply [***] Compounds or Products requested by the Third Parties who are a party to the agreements set forth on Schedule 4.9 in accordance with the terms of those agreements.    Licensee will be liable for any and all obligations and liabilities, and will indemnify, hold harmless and defend the Pfizer Indemnitees in accordance with Section 11.1, related to the supply of Compounds and Products to any Third Party in accordance with this Section 4.9.

5.	PAYMENT TERMS.
5.1.

Equity. In consideration of the licenses and rights granted to Licensee hereunder, Licensee will issue and grant to Pfizer such number of shares of the Licensee’s common stock equivalent in monetary value on an aggregate basis to five million U.S. dollars ($5,000,000), where the number of shares of Licensee’s common stock issued to Pfizer shall be calculated by dividing five million U.S. dollars ($5,000,000) by the closing price of a share of Licensee’s common stock on the NASDAQ Capital Market on the Effective Date, rounded to the nearest whole share.

5.2.

Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer a one-time, upfront, non-refundable and non-creditable payment of five million U.S. dollars ($5,000,000.00) within [***] following the Effective Date (“Upfront Payment”).

5.3.

[***] Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the amounts set forth below within [***] following the first achievement of each event described below for the applicable Product (each event, a “[***] Milestone” and each payment, a [***] Milestone Payment”).

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[***] MILESTONE	[***] MILESTONE PAYMENT
(1) [***]	[***]
(2) [***]	[***]
(3) [***]	[***]
(4) [***]	[***]
(5) [***]	[***]
(6) [***]	[***]
(7) [***]	[***]
(8) [***]	[***]

The total amount of Development Milestone Payments shall not exceed [***]. For the avoidance of doubt [***]:

If a [***] Milestone is achieved without achieving a [***] Milestone that would otherwise have occurred prior to the [***]Milestone that was achieved, then all prior [***] Milestones shall be deemed to have been achieved, and if not previously paid, the corresponding [***]Milestone Payments shall become payable.

5.4.

Sales Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the following one-time payments when aggregate Net Sales of Products in the Territory during a Calendar Year first reach the respective thresholds indicated in the table below (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”).

SALES MILESTONE	SALES MILESTONE PAYMENT
Aggregate Net Sales during a Calendar Year of all Products first exceed [***]	[***]
Aggregate Net Sales during a Calendar Year of all Products first exceed [***]	[***]
Aggregate Net Sales during a Calendar Year of all Products first exceed [***]	[***]
Aggregate Net Sales during a Calendar Year first exceed [***]	[***]

The total amount of Sales Milestone Payments shall not [***]. Each of the above Sales Milestone Payments shall be paid only once upon the first achievement of the applicable Sales Milestone, regardless of the number of times such Sales Milestone is achieved.  Only Net Sales on which a Royalty is due shall be considered for purposes of determining whether a Sales Milestone has been achieved. Licensee shall make any Sales Milestone Payment payable within [***] after the end of the applicable Calendar Quarter in which Net Sales reach the applicable threshold, and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 5.4.

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5.5.

Royalty Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer royalties in the amount of the Marginal Royalty Rates (set forth in the table below) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the Territory during each Calendar Year (collectively, “Royalties”).

NET SALES	MARGINAL ROYALTY RATE
Net Sales up to and including [***] per Calendar Year	[***]
Net Sales above [***] up to and including [***] per Calendar Year	[***]
Net Sales above [***] per Calendar Year	[***]

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of each Product in the Territory during a given Calendar Year that falls within the indicated range. Only Net Sales on which a Royalty is due shall be considered for purposes of determining the relevant Marginal Royalty Rate.  Licensee shall pay to Pfizer the applicable Royalties within [***] following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such Product in each country. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product (including all deductions) and all Royalties payable to Pfizer for the applicable Calendar Quarter (including any foreign exchange rates employed).

5.6.

Sublicensing Income. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the percentages set forth below of all Sublicensing Income received from any Partner.

TIME PERIOD OF PARTNERING TRANSACTION	SUBLICENSING INCOME PAYMENT RATE
(1) From the Effective Date until [***]	[***]
(2) From [***]	[***]
(3) Following [***]	[***]

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Licensee shall make Sublicensing Income payments based on Sublicensing Income received during each Calendar Quarter within [***] following the expiration of each such Calendar Quarter. All payments shall be accompanied by a report that includes a calculation of all Sublicensing Income payments payable to Pfizer for the applicable Calendar Quarter.

5.7.	Royalty Deductions.
5.7.1.

Expiration of Valid Claims. If, on a country-by-country and Product-by-Product basis, the manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe a Valid Claim of a Licensed Patent Right, and Applicable Law requires a step-down in the Marginal Royalty Rate to avoid a claim of patent misuse and such requirement is not satisfied by Section 5.7.3, then the Marginal Royalty Rate with respect to such Product in such country shall by reduced by [***].

5.7.2.

Third Party Licenses. Licensee, its Affiliate or sublicensees shall have the right to obtain a license under any Third Party Patent Rights or Know-How that Licensee, or any of its Affiliates or sublicensees, deems reasonably necessary or useful in order to use, Develop, Manufacture, Commercialize or exploit  any Compound or Product in the Territory (each such license, a “Third Party License”).  Licensee, or its applicable Affiliate or sublicensee, shall pay all amounts due under Third Party Licenses; provided, that Licensee shall be entitled to reduce the Royalties due to Pfizer upon Net Sales of Products by up to [***] of the royalties paid by Licensee, or any of its Affiliates or sublicensees to a Third Party with respect to such Product under any Third Party License.

5.7.3.

Generic Competition. If at any time during the Royalty Term Generic Competition exists in a given country with respect to a Product, then the Marginal Royalty Rates used to calculate Royalties for such Product in such country shall be reduced by [***] for so long as such Generic Competition exists.

5.7.4.

Maximum Deductions. Notwithstanding Sections 5.7.1, 5.7.2 and 5.7.3 to the contrary, under no circumstances shall the reductions set forth in Section 5.7 cause the total Royalties payable to Pfizer in any Calendar Quarter to be reduced by more than [***] of the amount that would otherwise be due without giving effect to this Section 5.7.    Licensee may carry forward to subsequent Calendar Quarters any deductions under this Section 5.7 that were not previously deducted by Licensee.

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5.8.	Other Payments. Licensee shall pay to Pfizer any other amounts due under this Agreement within [***] following receipt of an invoice.
5.9.

Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, [***] effective for the date such payment was due, or the Secured Overnight Financing Rate once the [***] has been phased out, in each case of each rate, as reported in the Wall Street Journal. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

5.10.

Currency. Any payments under this Section 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

5.11.

Method of Payment. All payments from Licensee to Pfizer shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by Pfizer in writing to Licensee at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

[Account Information Omitted]
5.12.	Taxes.

5.12.1.

General. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by Licensee to Pfizer pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Pfizer to the extent required by Applicable Law and such amounts payable to Pfizer shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Pfizer in accordance with this Agreement. To the extent that Licensee is required to deduct and withhold taxes on any payments under this Agreement, Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Pfizer to claim such payments of taxes. Pfizer shall provide any tax forms to Licensee that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

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5.12.2.

Tax Actions. Notwithstanding anything in this Agreement to the contrary, if (a) an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or, or (b) any failure to comply with Applicable Laws or filing or record retention requirements (either (a) or (b), a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.12.2 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

5.12.3.

Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Forms W-9 and W-8BEN, reasonably requested by the other Party in connection with any payment made by Licensee to Pfizer under this Agreement.

6.	RECORDS; AUDIT RIGHTS.
6.1.

Relevant Records. Licensee shall maintain accurate financial books and records pertaining to sale of a Product by Licensee, its Affiliates or sublicensees, as applicable, including any and all calculations of the applicable Fees (collectively, “Relevant Records”). The relevant Person shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] following the end of the Calendar Year to which they relate.

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6.2.

Audit Request. Pfizer shall have the right during the term of this Agreement and for [***] thereafter to engage, at its own expense, an independent auditor that is reasonably acceptable to Licensee to examine the Relevant Records  from time-to-time, but no more frequently than once [***], as may be necessary to verify compliance with the provisions of Section 5 or any other payments described in this Agreement. Such audit shall be requested in writing at least [***] in advance and shall be conducted during Licensee’s normal business hours, in the location where such Relevant Records are normally kept, and otherwise in a manner that minimizes any interference to Licensee’s business operations. Prior to conducting such audit, the independent auditor shall enter into a reasonable and customary confidentiality agreement with Licensee. The results of such audit shall be made available to Licensee at the same time as such results are made available to Pfizer.

6.3.

Audit Fees and Expenses. Pfizer shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Licensee of more than [***] as to the period subject to the audit, Licensee shall reimburse Pfizer for any reasonable and documented out-of-pocket costs and expenses of the audit within [***] after receiving invoices therefor, and notwithstanding the provisions of Section 6.2, Pfizer shall have the right to examine the Relevant Records of Licensee up to once [***] following the audit revealing such underpayment.

6.4.

Payment of Deficiency. If any such audit establishes that Licensee underpaid any amounts due to Pfizer under this Agreement, then Licensee shall pay Pfizer any such deficiency within [***] after receipt of written notice thereof and the relevant audit report. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 5.9.

7.	INTELLECTUAL PROPERTY RIGHTS.
7.1.

Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned by, licensed or sublicensed to such Party prior to or independent of this Agreement.

	7.2.	Patent Prosecution.

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7.2.1.

Patent Prosecution and Maintenance of Pfizer Licensed Patent Rights. Subject to Pfizer’s rights set forth in Section 7.2.3 below, and immediately upon Pfizer’s transfer of the documentation related to the Licensed Patent Rights in accordance with Schedule 3, Licensee will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like), maintaining, and enforcing    the Licensed Patent Rights in the Territory, in Pfizer’s name at Licensee’s own cost and expense using [***] as lead patent counsel  and [***] annuity service provider to prepare, file, prosecute and maintain the Licensed Patent Rights. Licensee will select additional qualified patent counsel and foreign agents as necessary, in each case reasonably acceptable to Pfizer, such acceptance not to be unreasonably withheld, conditioned or delayed. During the Term, Licensee will provide notice of any substitution of such counsel, foreign agents or annuity service within [***] after such substitution. Before each submission with respect to a Pfizer Licensed Patent Right is filed, Licensee will provide Pfizer a reasonable opportunity to review and comment on proposed submissions to any patent office and reasonably consider any comments provided by Pfizer to Licensee. Licensee will keep Pfizer reasonably informed of the status of the Licensed Patent Rights by timely providing Pfizer copies of significant communications relating to such Licensed Patent Rights that are received from any patent office or patent counsel of record or foreign associate.  Without limiting the foregoing, Licensee may prepare, file, prosecute and maintain Patent Rights that claim or cover Licensed Know-How and to the extent any such Patent Rights claim or cover joint inventions of the Parties, notwithstanding anything herein to the contrary, (a) Pfizer’s interest in the same shall be included in Licensed Patent Rights, (b) each Party shall have an undivided one‑half interest in and to such Patent Rights, (c) each Party may exercise its ownership rights in and to such Patent Rights, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder.  At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding such joint Patent Rights.

7.2.2.

Assistance. As reasonably requested by Licensee in writing, Pfizer shall cooperate, at Licensee’s expense, in obtaining patent term adjustment, patent term restoration (whether or not under the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates and patent term extensions, or any equivalents to the foregoing, with respect to the Licensed Patent Rights. For clarity, Licensee shall have the exclusive right, but not the obligation, to seek, in Pfizer’s name if so required, or require Pfizer to seek at Licensee’s expense, any patent term adjustments, patent term restorations, patent term extensions, supplemental protection certificates and the like in any country in the Territory in relation to the Licensed Patent Rights and Pfizer shall reasonably cooperate in connection with all such activities at Licensee’s expense.

7.2.3.

Failure to Prosecute or Maintain. In the event Licensee elects to forgo filing, prosecution or maintenance of the Licensed Patent Rights, Licensee shall notify Pfizer of such election at least [***]    prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, Pfizer shall be entitled, upon written notice to Licensee, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in such country or region in Pfizer’s name using counsel of its own choice and at its own expense, in which case, as of the date Licensee provides Pfizer such Election Notice, the license granted in Section 2.1.1 with respect to such Licensed Patent Rights shall continue under a non-exclusive and non-sublicensable (to the extent Licensee has not sublicensed such Patent Right prior to providing such Election Notice), and Licensee will have no further rights in respect of the maintenance or enforcement of such Patent Right.

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8.	INFRINGEMENT; MISAPPROPRIATION.
8.1.

Notification. Each Party will promptly notify the other Party in writing of (a) any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware, including the filing of an Abbreviated New Drug Application under Section 505(j) of the FD&C Act, as amended or supplemented, or an application under Section 505(b)(2) of the FD&C Act, as amended or supplemented, naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively, or (b) declaratory judgment action against any Licensed Patent Right in the Territory in connection with any infringement described in clause (a) (any of (a) or (b) constituting a “Third Party Infringement”).

	8.2.	Infringement Action.
		8.2.1.	Right of First Enforcement.

(a)

Licensee, itself or through any of its Affiliates or sublicensees, shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement within the scope of its exclusive license and may name Pfizer as a party for standing purposes. Prior to commencing any such action, Licensee shall consult with Pfizer and shall give due consideration to Pfizer’s recommendations regarding the proposed action. Licensee shall give Pfizer timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Pfizer, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair Pfizer’s rights in any Licensed Technology or this Agreement.

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(b)

If Licensee does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) [***] following Licensee’s receipt of notice of the alleged infringement, or (ii) [***] before the expiration date for filing such actions, then Pfizer shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense.

8.2.2.

Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s (and Licensee’s Affiliates’ and sublicensees’, as applicable)    costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by Pfizer, paid to) Licensee; provided, however, Pfizer shall be entitled to a royalty on such remaining recoveries of [***]. If Licensee fails to institute an action or proceeding and Pfizer exercises its right to prosecute such infringement pursuant to Section 8.2.1(b), any remaining recoveries shall be retained by Pfizer.

9.	CONFIDENTIALITY.
9.1.

Definition. “Confidential Information” of a Party means the existence and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the Disclosing Party or any of its Affiliates has supplied or otherwise made available to the Receiving Party or its Affiliates, which are disclosed in writing or, if disclosed orally or visually, summarized in writing and provided to the Receiving Party after disclosure. “Disclosing Party” means the Party who, or the Party whose Affiliate, discloses Confidential Information to the other Party in connection with this Agreement. “Receiving Party” means the Party to whom Confidential Information is disclosed in connection with this Agreement. All reports provided by Licensee are Licensee’s Confidential Information. The terms of this Agreement are the Confidential Information of each Party with each Party treated as the Receiving Party with respect thereto.  All Licensed Know-How shall be considered Pfizer’s Confidential Information. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party, without an obligation to treat it as confidential; (c) is disclosed to the Receiving Party on a non‑confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or (d) is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

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9.2.

Obligations. The Receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party will use Confidential Information of the Disclosing Party solely to exercise rights or satisfy obligations under this Agreement. The Receiving Party may disclose the Confidential Information to its Partners, Affiliates, and their respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, advisors and agents (collectively, “Recipients”) who have a need to know such information in connection with the exercise of rights or satisfaction of obligations under this Agreement, provided that each such Recipient is bound by written or professional obligations of confidentiality and non-use of Confidential Information that are at least as restrictive as those set forth in this Agreement (but of shorter duration if customary under the circumstances). All obligations of confidentiality and non-use under this Agreement shall survive expiration or termination of this Agreement for [***].

9.3.	Exceptions.
9.3.1.

Disclosure Required by Law. The restrictions set forth in this Section 9 shall not apply to any Confidential Information that the Receiving Party is required to disclose under Applicable Laws or a court order or other order of a Governmental Authority, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel; provided that such information will remain subject to this Section 9 if such information is secured confidential treatment in connection with such disclosure.

9.3.2.

SEC Filings. In the event either Party is required to publicly disclose or file this Agreement in accordance with Law or applicable stock exchange regulations (“SEC Filing”), this Agreement shall be redacted by the filing Party to the extent permissible upon the advice of legal counsel, and the filing Party shall provide the other Party a copy of such redacted Agreement in advance of such SEC Filing to enable the other Party to review and comment on the scope of such redaction; provided that the filing Party shall consider in good faith any comments provided by such other Party.

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9.3.3.

Disclosure to Assignee of Payments. In the event that Pfizer wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments or Royalties, Pfizer may disclose to a Third Party Confidential Information of Licensee in connection with any such proposed assignment, provided that Pfizer shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4.

Additional Exceptions. A Receiving Party may disclose Confidential Information of the Disclosing Party, to the extent reasonably necessary, in connection with (a) prosecuting, maintaining or enforcing any of the Licensed Patent Rights, (b) communicating with Governmental Authorities or submitting Regulatory Filings, including seeking Regulatory Approval of a Product, or (c) in connection with litigation, provided that in each case ((a) through (c)) the Receiving Party gives the Disclosing Party a reasonable opportunity to review the proposed disclosure and the Receiving Party considers in good faith any timely comments provided by the Disclosing Party. Further, a Receiving Party may disclose Confidential Information to actual or prospective acquirers, underwriters, investors, lenders, or other financing sources and any bona fide actual or prospective collaborators, licensors, sublicensees, licensees, CROs, CMOs or strategic partners and to directors, officers, employees, agents, consultants, and advisors of any such Third Party, in each case, who are under obligations of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Section 9 (but of duration customary in such circumstances).    In addition, Pfizer shall not have a review or approval right with respect to any publication or public presentation by or on behalf of Licensee of any pre-clinical or clinical data contained in the Licensed Know-How.

9.5.

Right to Injunctive Relief. Each Party agrees that a breach of this Section 9 may cause irreparable harm to the Disclosing Party and shall entitle the Disclosing Party and the Disclosing Party may, in addition to any other remedies available to it (subject to the terms of this Agreement), seek injunctive relief enjoining such action.

9.6.

Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the Receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the Disclosing Party) any Confidential Information of the Disclosing Party, except that the Receiving Party (a) may retain a single copy of Disclosing Party’s Confidential Information for the sole purpose of (i) ascertaining its rights and responsibilities in respect of such information and (ii) exercising its rights that expressly survive the expiration or termination of this Agreement, and (b) shall not be required to destroy any computer files stored securely by the Receiving Party that are created by automatic system back up.

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10.	REPRESENTATIONS, WARRANTIES AND COVENANTS.
	10.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1.	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
10.1.2.

it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

10.1.3.	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
10.1.4.	all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
10.1.5.

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2.	Representations and Warranties by Pfizer. With the exception of the claims described in Schedule 10.2, Pfizer represents and warrants to Licensee as of the Effective Date that:
	10.2.1.	to its Knowledge, Pfizer has the right to grant the licenses and other rights granted to Licensee under this Agreement;
	10.2.2.	to Pfizer’s Knowledge, there is no ongoing or threatened litigation involving the Licensed Patent Rights.
	10.3.	Covenants by Licensee.
10.3.1.

Licensee covenants to Pfizer that it will use commercially reasonable efforts to obtain the financial and commercial capabilities to Develop and Commercialize the Product and to perform its other obligations in accordance with this Agreement.

	10.3.2.	Licensee covenants to Pfizer that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

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10.4.

Representations, Warranties and Covenants related to Compliance Laws. Without limiting the generality of Section 10.3.2, Licensee shall comply with the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). Licensee represents and warrants that neither Licensee, nor its Affiliates, nor any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken and covenants that they will not take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and covenants that they will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Licensee or its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee, or any of its Affiliates, in each case of (a) and (b), in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law. As used herein, “Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. As used in this Section 10.4, “government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

10.5.

No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such party believes, in good faith, would cause such Party to violate any Applicable Law, including without limitation the Compliance Laws.

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10.6.

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 10, ANY INFORMATION OR MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.	INDEMNIFICATION.
11.1.

Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend Pfizer and its Affiliates, and its and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Pfizer Indemnitees”), from and against any Claims arising or resulting from: (a) the Development of a Product by Licensee, its Affiliates, subcontractors or sublicensees, (b) the Commercialization of a Product by Licensee, its Affiliates, subcontractors or sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates, subcontractors or sublicensees in connection with the exercise of rights under this Agreement, (d) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement, (e) breach by Licensee of the scope of the license set forth in Section 2.1, or (f) the supply of Compounds or Products in accordance with Section 4.9 hereof, except, in each instance, to the extent that such Claim arose or resulted from the fraudulent conduct, gross negligence or willful misconduct by any Pfizer Indemnitee. As used herein, “Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) sought by the relevant Third Party in connection with such demand, claim, action or proceeding or incurred by the relevant Pfizer Indemnitee.

11.2.

Indemnification Procedure. In connection with any Claim for which a Pfizer Indemnitee seeks indemnification from Licensee pursuant to this Agreement, Pfizer shall: (a) give Licensee prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve Licensee from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with Licensee, at Licensee’s expense, in connection with the defense and settlement of the Claim; and (c) permit Licensee to control the defense and settlement of the Claim; provided, however, that Licensee may not settle the Claim without Pfizer’s prior written consent, such consent not be unreasonably withheld, conditioned or delayed, in the event that such settlement materially adversely impacts Pfizer’s rights or obligations. Further, Pfizer shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

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12.	LIMITATION OF LIABILITY.
12.1.

Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 9 OR FOR OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.2.

Liability Cap. EXCEPT FOR A BREACH OF SECTION 9 OR FOR OBLIGATIONS ARISING UNDER SECTION 11, IN NO EVENT SHALL PFIZER’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE CAP, REGARDLESS OF WHETHER PFIZER HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE). “Cap” means the total Fees paid by Licensee to Pfizer during the [***] immediately preceding the event giving rise to the claim. As used herein, “Fees” means collectively, the Upfront Payment and any and all Milestone Payments, Royalties and Sublicensing Income.

13.	TERM; TERMINATION.
13.1.

Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire upon the last-to-expire Royalty Term, unless earlier terminated as provided herein. Upon expiration of the Royalty Term with respect to a Product in a country, the licenses granted to Licensee under this Agreement shall convert to perpetual, irrevocable, non-exclusive, fully paid up, non-royalty-bearing licenses with respect to such Product in such country and no other amounts shall be due by Licensee with respect to such Product in such country hereunder.

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13.2.

Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within [***] of receiving notice describing such breach; provided, however, if such breach is capable of being cured, but cannot be cured within such [***] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [***]. All timeframes in this Section 13.2 shall be tolled until the resolution pursuant to Section 16 of any good faith dispute over the existence or nature of the breach, or over the adequacy of the cure thereof. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, Licensee’s failure to use Commercially Reasonable Efforts to Develop and Commercialize the Product or failure to make an undisputed Milestone Payment or Royalty payment shall constitute a material breach by Licensee under this Agreement. Without limiting the foregoing, if Pfizer at any time determines that Licensee may have breached any of the representations or warranties in Section 10.4 of this Agreement or otherwise failed to meet its obligations under Section 10.4 of this Agreement, then Pfizer (a) shall request a meeting with Licensee to discuss such matter, (b) shall consider in good faith all information provided by Licensee with respect to such matter and (c) may terminate this Agreement immediately upon written notice to Licensee if (i) Licensee does not meet with Pfizer within [***] of such request or (ii) after complying with the foregoing (a) and (b) Pfizer  concludes, in its sole discretion, that Licensee breached any of the representations or warranties in Section 10.4 of this Agreement or otherwise failed to meet its obligations under Section 10.4 of this Agreement.

13.3.

Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [***] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

13.4.

Termination for Convenience. For the period from the Effective Date until the first Regulatory Approval of the first Product in any country in the Territory, Licensee shall have the right to terminate this Agreement for convenience upon [***] prior written notice to Pfizer. Upon such receipt of the first Regulatory Approval of the Product and continuing through the end of the Term, Licensee shall have the right to terminate this Agreement for convenience upon [***] prior written notice to Pfizer.

13.5.	Effects of Termination.

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13.5.1.	Termination by Licensee for Cause or Bankruptcy Event. In the event that Licensee terminates this Agreement pursuant to Section 13.2, Section 13.3 or Section 17.4, the following shall apply:
(a)

Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b), the licenses granted to Licensee pursuant to Section 2.1.

(b)

Licensee Inventory. Licensee, its Affiliates and sublicensees shall have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments and Sublicensing Income payments owed to Pfizer, and Licensee is otherwise not in material breach of this Agreement.

13.5.2.

Termination by Pfizer for Cause, Bankruptcy Event; Termination by Licensee for Convenience. In the event that Pfizer terminates this Agreement pursuant to Section 13.2, Section 13.3, or Licensee terminates this Agreement pursuant to Section 13.4, the following shall apply:

	(a)	Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease.
(b)

Licenses. Pfizer shall have a perpetual, irrevocable, worldwide, fully-paid up, royalty-free exclusive right and license, with the right to grant sublicenses, under the Developed IP that is Controlled by Licensee and was or is then being used in the Research, Development, Manufacture or Commercialization of a Compound or Product, as such Developed IP exists as of the effective date of termination, to use, Develop, Commercialize, Manufacture and exploit Compounds and Products.

(c)

Transition. During the notice period provided in Section 13.2 or Section 13.4, as applicable to such termination, or as soon as practicable upon notice of termination pursuant to Section 13.3, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.5.2(c).

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(i)

Continued Development. At Pfizer’s request and expense, Licensee shall continue on-going Development for a mutually agreed-upon period following termination of this Agreement, which period shall not be [***] unless otherwise agreed to by the Parties; provided that in no event shall Licensee be required to continue such Development if Licensee has a reasonable safety or ethical concern with respect thereto or such Development would violate Applicable Law. For avoidance of doubt, if Pfizer chooses not to continue a Clinical Trial initiated by Licensee or if, for the safety of any subject as determined at the time of termination, any Clinical Trial with respect to a Product should not be continued, Licensee shall be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)

Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data Controlled by Licensee that exist as of the effective date of termination that are related to the Development, Manufacture or Commercialization of a Compound or Product, and that are necessary or useful for Pfizer to continue using, Developing, Commercializing and Manufacturing the Product.

(iii)

Regulatory Matters. At Pfizer’s request, Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Licensee with respect to the Product, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the Product from Licensee to Pfizer.

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(iv)

Trademarks. Pfizer shall have an exclusive, fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks existing at the time of termination Controlled by Licensee and used in connection with Commercializing a Product at the time of termination that are solely associated with a Product (and such license will extend to names or logos associated with Licensee itself only in the event a Regulatory Authority requires such use to indicate manufacturing source or other identifying information with the respect to the inventory described in the following Section 13.5.2(c)(v) in each case, solely for the purpose of Commercializing the relevant Product. Pfizer shall have a transitional license to use Licensee’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Product.

(v)

Inventory and Supply. At Pfizer’s request, Licensee shall transfer to Pfizer (or its designee) all Product and all components and in-process inventory with respect thereto produced or held by Licensee as of the effective date of termination with respect to the Manufacture of Product, except as necessary to perform its obligations under Section 13.5.2(c)(i). At Pfizer’s request, (A) if Licensee is using a CMO to Manufacture the Product, Licensee shall, if possible, promptly assign the relevant CMO agreement to Pfizer, or (B) if not, Licensee shall continue to Manufacture or have Manufactured the Product for a period of not less [***], including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee the actual cost of Manufacturing associated with inventory and Product received by Pfizer pursuant to this Section 13.5.2(c)(v).

(vi)

Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization, Manufacture and exploitation of a Product. With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

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(d)

Licensee Inventory. In the event that Licensee terminates this Agreement pursuant to Section 13.4 and Pfizer elects not to initiate transition activities pursuant to Section 13.5.2(c) prior to the effective date of such termination, Licensee shall have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Sublicensing Income payments or Transaction Completion and  Milestone Payments owed to Pfizer, and Licensee is otherwise not in material breach of this Agreement; provided, however, that in no event shall Licensee be required to assign any such agreement absent a release from all liabilities and obligations arising thereunder through the action or inaction of Pfizer following such assignment.

(e)	Sublicenses. Any existing agreements that contain a sublicense under the Licensed Technology shall terminate

13.6.

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 1, 6, 7.1, 9, 10.6 11, 12, 13.1, 13.5, 13.6, 15, 16, 17.3 17.8, and 17.14 shall survive expiration or termination of this Agreement.

13.7.

Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Pfizer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Pfizer under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Licensee and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Pfizer elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Pfizer upon written request therefor by Licensee.    This Section 13.7 shall apply ex-US mutatis mutandis.

14.	PUBLICITY; PUBLICATIONS.
14.1.

Use of Names. Subject to Pfizer’s rights pursuant to Section 13.5.2(c)(iv) and except as required to comply with Applicable Law, neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance; provided, however, that Licensee, and any of its Affiliates or sublicensees, may state publicly that Licensee has received, or been sublicensed under, a license from Pfizer to use, Develop, Manufacture, Commercialize or exploit the Compound or Product.

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14.2.

Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement and the rights granted hereunder. However, except as permitted by Section 9 or 14.3, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the Disclosing Party provides the other Party at least [***] prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

14.3.	Publications.
14.3.1.

During the Term, Pfizer and its Affiliates may, subject to the prior written consent of Licensee (in its sole discretion), publish or present any results and information initially submitted for publication or presentation prior to the Effective Date; provided that Pfizer will not be required to seek Purchaser’s prior written approval to publish or present the publications set forth on Schedule 14.3. Pfizer and its Affiliates will not publish or present any results and information that were not initially submitted for publication or presentation prior to the Effective Date, without the prior written consent of Licensee (in its sole discretion).  Third Parties performing investigator sponsored research activities using the Compound or Product may publish the results and information related to their work without the prior written approval of Licensee.

14.3.2.

During the Term, Licensee shall submit to Pfizer for review and approval the portion of any proposed publication or public presentation that contains Pfizer’s Confidential Information, other than any pre-clinical or clinical data contained in Licensed Know-How (the “Review Material”). A written copy of the Review Material shall be submitted to Pfizer no later than [***] before submission for publication or presentation. Pfizer shall provide its comments with respect to the Review Material within [***] of its receipt of such written copy.  Pfizer shall not have a review or approval right with respect to any publication or public presentation by or on behalf of Licensee of any pre-clinical or clinical data contained in the Licensed Know-How.

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15.	LICENSEE INSURANCE.
15.1.

Insurance Requirements. Licensee will maintain during the Term and until the later of: (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of any Product have expired, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable [***].  Licensee has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee’s liability hereunder. Such policies shall name Pfizer and its Affiliates as additional insured and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles for such insurance shall be assumed by Licensee.

15.2.

Policy Notification. Licensee shall provide Pfizer with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Licensee shall provide that Pfizer shall be given at least [***] written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

16.	DISPUTE RESOLUTION.
	16.1.	Arbitration.

16.1.1.

General. Any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

16.1.2.

Number of Arbitrators. Each Party shall appoint one (1) arbitrator who is neutral to the Parties, and the Party-appointed arbitrators shall jointly appoint a third arbitrator who is also neutral to the Parties.

16.1.3.	Powers of the Arbitrators.

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(a)	The arbitrators are authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrators, such Party’s costs and expenses, including attorneys’ fees.
(b)

The arbitrators may not award punitive, exemplary, or consequential damages that are prohibited by this Agreement, nor may the arbitrators apply any multiplier to any award of actual damages, except as may be required by statute.

(c)

The arbitrators shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrators may deem appropriate, and the arbitrators may render an award on such issue.

(d)

In addition to the authority conferred on the arbitrators by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrators shall have the power to grant any provisional measures that the arbitrators deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrators may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such

(e)	All decisions of the arbitrators shall be made by a majority of the arbitrators.

16.1.4.

Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

16.2.	No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

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17.	GENERAL PROVISIONS.
17.1.

Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement to an acquirer of such Party in the event of a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

17.2.

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3.

Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Section 16 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid.

17.4.

Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, pandemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for [***] or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

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17.5.

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6.

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
17.8.

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), (c) sent by email (with confirmation of receipt) or (d) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Pfizer: Pfizer Inc. 235 East 42nd Street New York, NY 10017 Attention: General Counsel	If to Licensee: Celcuity Inc. 16305 36th Avenue North, Suite 100 Minneapolis, MN 55446 Fax: 763-226-2314 Email: [Omitted] Attention: Brian Sullivan, CEO

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17.9.

Further Assurances. Licensee and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.10.

No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.11.	Entire Agreement; Confidentiality Agreement.
17.11.1.

This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, that certain Confidentiality Agreement by and between the Parties [***]. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by Pfizer or its Affiliates pursuant to the CDA shall be considered Pfizer’s Confidential Information and subject to the terms set forth in this Agreement.

	17.11.2.	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.13.

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.14.

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CELCUITY INC.		PFIZER INC.

By:	/s/ Brian Sullivan	By:	/s/ Jeff Settleman
Name:	Brian Sullivan	Name:	Jeff Settleman
Title:	Chairman and CEO	Title:	Senior Vice President & Chief Scientific Officer, Pfizer Oncology R&D

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SCHEDULE 1.19: COMPOUND

[INTENTIONALLY OMITTED]

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SCHEDULE 1.46: KNOWLEDGE

[INTENTIONALLY OMITTED]

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SCHEDULE 1.47: LICENSED KNOW-HOW

[INTENTIONALLY OMITTED]

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SCHEDULE 1.48: LICENSED PATENT RIGHTS

[INTENTIONALLY OMITTED]

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SCHEDULE 3: TRANSFER ACTIVITIES

[INTENTIONALLY OMITTED]

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SCHEDULE 4.7: DEVELOPMENT PLAN

[INTENTIONALLY OMITTED]

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SCHEDULE 10.2: CLAIMS

[INTENTIONALLY OMITTED]

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